Exhibit 10.28

AMENDMENT NO. 1 TO
EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (this " Agreement ") is made and entered into as of October 1, 2003, by and between Citadel Security Software Inc., a Delaware corporation (the " Company "), and Steven B. Solomon (the " Employee ").

WHEREAS, the Company and the Employee have entered into an Employment Agreement between the Company and the Employee, dated as of January 1, 2002 (the " Employment Agreement "), and the Company and the Employee desire to amend the Employment Agreement pursuant to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties agree as follows:

1.     Bonus.  Following a Change in Control (as defined in the Employment Agreement) of the Company, the Employee shall have the option to require the Company to pay to the Employee a bonus in an amount equal to the exercise price of all or any portion of the options that the Company has granted to the Employee. The Bonus, if any, shall be subject to withholding for all applicable taxes.

2.     No Further Amendment.  Except as amended by this Agreement, the Employment Agreement shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY

CITADEL SECURITY SOFTWARE INC.

By:      ______________________________
Name: ______________________________
Title:   ______________________________

EMPLOYEE

/s/ Steven B. Solomon
Print Name:           Steven B. Solomon
Address:              8750 North Central Expressway, Suite 100
                               Dallas, Texas 75231